Exhibit 10.1

THIS SETTLEMENT AGREEMENT is made on 6 February 2024

BETWEEN:

(1)    COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Buitenveldertselaan 3-5,1082 VA Amsterdam, the Netherlands, hereinafter: the Company; and

(2)    GORDON VON BRETTEN, born on [XXX], residing at [XXX], hereinafter: the Director;

The Company and the Director together referred to as the Parties and each of them individually as the Party.

WHEREAS:

a)the Director entered into the Company’s employment with effect from 3 June 2020 on the basis of an indefinite term employment agreement (the “Employment Agreement”);

b)the Director was appointed as managing director (statutair directeur) of the Company by a written resolution of the general meeting of shareholders of the Company with effect from 1 July 2020;

c)the Director serves as Chief Transformation Officer of Coty Inc. (the Parent) and in such positions with the Parent, the Company or any other business entity, directly or indirectly, controlled by or under common control with the Parent (each, a Group Company and together the Group);

d)the Parties now wish to terminate the Employment Agreement in accordance with the terms set out in this agreement;

e)the Parties emphasize that the reason for termination is not an urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code, and that the initiative to terminate the employment has been taken by the Company;

f)the Parties have discussed the terms and conditions of termination of the Director’s employment and corporate position(s) with the Company and/or any Group Company and wish to hereby record their agreement in this respect in writing; and

g)by concluding this settlement agreement, the Parties intend to reach a comprehensive settlement.

IT HAS BEEN AGREED AS FOLLOWS:

1.The employment between the Company and the Director will terminate by mutual consent with effect from 1 April 2024 whereby his last day of employment will be 31 March 2024 (the Termination Date).

2.The Director will continue to perform his regular duties until the Termination Date.

3.By signing this agreement, other than his role as a Director on the Board of Directors of Coty Inc. effective April 1, 2024 which shall not be impacted hereby, the Director stands down or resigns, as the case may be, with effect from the Termination Date from his role as managing director of the Company, and from all (other) employment or corporate positions he holds with the Company and/or the Group, such as supervisory and management board positions, and all other positions that the Director holds in his capacity as representative of the Company or the Group, like memberships of branch organisations, without cancelling the membership of the relevant members of the Company or the Group to those organisations. The Director undertakes to sign such documentation and take such actions as may be required to give effect to the foregoing.

4.Subject to the provisions of this agreement, the Company will pay the Director his regular salary and provide him with his regular benefits, until the Termination Date.

5.Any expenses not yet claimed and relating to the period up to the Termination Date will be reimbursed in accordance with the normal expense policies of the Company, provided that a request for reimbursement will have been submitted to the Company ultimately on the Termination Date.

6.Within one month after the Termination Date, and provided that the Director has complied with all his obligations from this agreement and the Employment Agreement, the Company will pay to the Director an amount of EUR 325,000 gross as a payment in lieu of notice (the PILON). The PILON is deemed to include any compensation to which the Director may be entitled in relation to the termination of his employment. This includes but is not limited to any compensation for loss of income and benefits of whatever nature relating to the employment or any other positions held by the Director with the Group, including the termination thereof, such as entitlements arising from the use of company property and contributions to private insurance and pension arrangements. The PILON will be paid to the Director in the Netherlands, less applicable taxes and social security premiums.

7.Within one month after the Termination Date, the Company will effect a normal final payment (eindafrekening) in the Netherlands, subject to the provisions of this agreement. The holidays accrued but untaken by the Director up to the Termination Date will be paid out on the basis of Base Salary as defined in the Employment Agreement, which is deemed to include 8% holiday allowance. The Director’s pension will be made premium free (premievrij) in accordance with the law and the rules of the relevant pension plan. Any benefits, insurances and pension plans, if any, that Director participates in pursuant to the Employment Agreement, will end on the Termination Date or, if earlier, the last day of the employment.

8.Any loans or advance payments provided to the Director by the Company and/or the Group become repayable as of the Termination Date or, if earlier, the last day of the employment. The amount of the loans or advance payments will be set-off (verrekenen) against any amount owed to the Director by the Company and/or the Group. The Director must immediately repay any amount thus remaining to the Company and/or the relevant Group Company.

9.The Director’s rights under the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan (the ELTIP) will be settled in accordance with the relevant scheme rules, but notwithstanding the Director’s continuing role as a director on the Board of Directors of Coty Inc. effective April 1, 2024, and, with his explicit consent, be forfeited with the exception of 193,574 shares of restricted stock which shall vest on the Termination Date.

10.The Company will contribute an amount of at maximum EUR 5,000 gross exclusive of VAT towards legal fees incurred by the Director in respect of legal assistance in connection with the termination of his employment, which amount shall be paid directly to his legal adviser(s) upon receipt by the Company of (an) original specified invoice(s) in the name of the Director, but marked payable by the Company.

11.Ultimately on the Termination Date, the Director will return to the Company and/or any other party designated by the Company all property of the Company and/or the Group, and all other items made available to him by or on behalf of the Company and/or the Group in connection with the performance of his job, including, but not limited to: company car, smartphone, tablet, laptop, other computer equipment, any and all files, software and diskettes, credit cards, keys, documents, papers, records, notes, agenda, memoranda, plans, calendars, and other books and records of any kind and nature whatsoever containing information concerning the Company and/or the Group, their customers or operations. The Director herewith confirms that he will not retain copies of any such property or other materials. The Director confirms that he will until the date of return, use any company property in line with the rules and procedures applicable within the Company and/or the Group in that respect.

12.The Director confirms that he will not disclose, divulge, or communicate any negative or damaging information about the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.

13.The Director will keep strictly secret and confidential the existence and contents of this agreement, as well as any other information relating to the settlement or the termination of the Employment Agreement, unless vis-à-vis the Director’s civil partner or legal advisors or in case this would be required for the proper implementation of this agreement or as a result of a legal obligation to disclose such information.

14.Any confidentiality and intellectual property clauses as agreed upon between the Director and the Company and/or the Group in the Employment Agreement and/or the confidentiality, non-competition and non-solicitation agreement signed by the Director (RCA) will remain in full force up to and after the Termination Date, in accordance with their terms and including the penalties agreed in case of violation. Subject to the terms and conditions as agreed upon in the RCA, the Company shall pay the Director compensation for any period that the Director is restricted from accepting employment or other remunerative association during the Restricted Period as defined in the RCA.

15.The Director confirms that he will change any social media profiles (LinkedIn, Facebook, X and any other relevant media being applicable) ultimately at the Termination Date, so that it is unambiguously clear that the Director is no longer employed by the Company. In addition, the Director shall ensure that the information provided in any of his social media profiles concerning his employment with the Company is accurate, including but not limited to the position, tasks and responsibilities and the duration of the employment.

16.Whether or not the Director is granted a benefit pursuant to the applicable social security laws after the Termination Date, and whether or not a punitive cut is applied, or such benefit is suspended, this will not change this agreement. Any loss that Director might suffer is deemed to be included in this agreement so that the Company will not be obliged to make any additional payment.

17.Subject to the provisions of this agreement, the Director hereby grants the Company and/or the Group full and final discharge as regards any rights or claims he may have towards them following from his employment and/or any other positions he holds with the Company and/or the Group, or the termination thereof.

18.The Director has been advised by the Company to seek professional legal advice before accepting the terms and conditions as laid down in this agreement, and the Director confirms that he fully understands the terms and conditions of this agreement and is fully aware of all of the implications arising therefrom.

19.If the Director becomes incapacitated for work before the Termination, this shall not change the arrangements made in this agreement. If the Director becomes ill prior to the Termination Date or, if earlier, the last day of his employment or within four weeks after the Termination Date or, if earlier, the last day of his employment, the Director shall immediately report this to the Company in writing and provide his contact details. The Director will be obliged to (i) report to the company doctor upon first request, (ii) at all times provide his full cooperation to applicable reintegration obligations, and (iii) provide the Company with all information which it needs to submit to the Director, Insurance Agency (UWV) or other relevant authorities in this respect. If the Director does not comply with the applicable reintegration obligations, the right of continued payment of wages shall cease. If the Director is eligible for benefit under the Dutch Sickness Benefit Act (Ziektewet) or Work and Income (Capacity for Work) Act (WIA) or the Return to Work (Partially Disabled Persons) Regulations (WGA), the Director must strictly comply with the rules and regulations in respect of sickness and incapacity for work as issued by the UWV.

20.All amounts payable under this agreement are gross amounts. The Director will bear all regular wage tax and income tax, as well as any employee social security contributions due in relation to all the amounts payable and benefits granted under this agreement and indemnify and hold harmless the Company and any Group Company for all these taxes and premiums payable in respect of such amounts. For the avoidance of doubt, this indemnification shall not apply to any other taxes, interest and penalties payable by the Company and/or any Group Company in respect of the amounts payable and benefits granted under this agreement.

21.This agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with article 7:900 and further of the Dutch Civil Code. The Parties to this agreement irrevocably waive their right to seek rescission and/or annulment of this agreement, it being understood that this will not prevent the Company from summarily dismissing the Director prior to the Termination Date based on an urgent cause as meant in article 7:678 of the Dutch Civil Code, in which case the Director will no longer be entitled to any financial right under this agreement with the exception of his regular salary and benefits until the last day of his employment.

22.This agreement represents the entire understanding and agreement reached between the Parties in respect of the termination of the Director’s employment and corporate position(s) with the Company and/or the Group. This agreement supersedes all previous agreements, both oral and in writing, including correspondence, in relation to such subject matters. Modifications and/or amendments to this agreement shall only be valid if agreed in writing between the Parties.

23.This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

24.All disputes arising out of or in connection with this agreement shall be submitted in the first instance to the competent court in Amsterdam.

In witness whereof this agreement was executed in duplicate and signed by the Parties:

For Coty Management B.V.:    For acceptance:
/s/ Kristin Blazewicz                  /s/ Gordon von Bretten
Name: Kristin Blazewicz     Name: Gordon von Bretten
Date:February 6, 2024    Date: February 6, 2024

Coty International Holding B.V.:
/s/ Raphael Fauvel
Name: Raphael Fauvel
Date:February 6, 2024